As filed with the Securities and Exchange Commission on December 9, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA BIOLOGIC PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2308816
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

No. 14 East Hushan Road, Tai'an City, Shandong
People's Republic of China 271000
(86-538)-620-3897

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
____________________________

Tristan Kuo, Chief Financial Officer	Louis A. Bevilacqua, Esq.
China Biologic Products, Inc.	Pillsbury Winthrop Shaw Pittman LLP
No. 14 East Hushan Road, Tai'an City	2300 N Street, N.W.
Shandong, China 271000	Washington, D.C. 20037-1122
(86-538)-620-3897	(202) 663-8158

(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller Reporting Company [X]
(Do not check if a smaller reporting
company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of registration
registered	registered(1)	offering price per	aggregate offering	fee
		share	price
Common stock, $0.0001 par value	700,000(2)	$12.80	$8,960,000(3)	$639
Common stock, $0.0001 par value	126,569(4)	$12.80	$1,620,083(3)	$116
Common stock, $0.0001 par value	526,478(5)	$4.80	$2,527,094(6)	$181
Total	1,353,047	-	$13,107,177	$936

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued by the registrant to the selling stockholders upon adjustment under anti-dilution provisions covering stock splits, stock dividends and similar transactions.

(2) Represents shares of the registrant’s common stock being registered for resale that have been issued to selling stockholders named in this registration statement.

(3) The proposed maximum aggregate price per unit was estimated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based on the average of high and low prices of the registrant's common stock as quoted on NASDAQ on December 7, 2010.

(4) Represents shares of the registrant's common stock issuable upon conversion of the remaining 3.8% secured convertible notes (the “Notes”) issued in the June 2009 private placement to certain accredited investors. Pursuant to the terms of the Notes issued in connection with the private placement, the Notes covered hereunder are initially, subject to adjustment, convertible or exercisable into an aggregate of 126,569 shares of Common Stock.

(5) Represents shares of the registrant's common stock issuable upon exercise of the remaining three-year warrants to purchase shares of the registrant's common stock by the selling stockholders named in this registration statement issued in connection with the private placement.

(6) Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated December 9, 2010

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus  is not an offer to sell these securities, and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

CHINA BIOLOGIC PRODUCTS, INC.

1,353,047 Shares of Common Stock

This prospectus relates to the resale of up to 1,353,047 shares of our common stock being offered by the selling stockholders, which includes:

  700,000 shares of Common Stock issued to the selling stockholders named in this prospectus;

  126,569 shares of Common Stock issuable to the selling stockholders named in this prospectus upon conversion of 3.8% secured convertible notes issued in the June 2009 private placement to certain accredited investors; and

  526,478 shares of common stock issuable upon the exercise of three-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash, which we will use for working capital purposes.

Our common stock is traded on the NASDAQ Global Market under our symbol, “CBPO.” The closing bid price for our common stock on December 7, 2010 was $12.92 per share.

The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2010.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.” For certain defined terms, see “Use of Terms” on Page 7.

Overview of Our Business

We are a biopharmaceutical company and through our indirect Chinese subsidiaries, Shandong Taibang and Qianfeng, we are principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai'an City, Shandong Province and Qianfeng operates in Guizhou Province. The collection facilities of our minority-owned subsidiary, Huitian, are located in Xi'an Province. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both the provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products.

We are approved to sell human albumin 20%/10ml, 20%/25ml and 20%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 49.7% and 57.8% of our total revenues, respectively, for the each of the years ended December 31, 2009 and 2008, and approximately 47.3% and 48.7% of our total revenues, respectively, for the nine months ended September 30, 2010 and 2009. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang's approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, mainly hospitals and inoculation centers. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2009 and 2008, our top 5 customers accounted for approximately 10.7% and 16.2%, respectively, of our total revenue, and for the nine months ended September 30, 2010 and 2009, our top 5 customers accounted for approximately 12.3% and 11.7%, respectively, of our total revenue. For the years ended December 31, 2009 and 2008, our largest customer accounted for approximately 4.0% and 6.4%, of our revenue, respectively, and for the nine months ended September 30, 2010 and 2009, our largest customer accounted for approximately 2.8% and 4.8%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year. We have product liability insurance covering all of our products. However, since our establishment in 2002, there has not been any product liability claims nor has any legal action been filed against the Company brought by patients related to the use of our products.

Overview of Our Industry

The collection of human plasma in China is generally influenced by factors such as government regulations, geographical locations of collection stations, sanitary conditions of collection stations, living standards of the donors, and cultural and religious beliefs. Until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Furthermore, each collection station was only allowed to supply plasma to the one manufacturer that had signed the “Quality Responsibility” statement with them. However, in March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies and the local government is charged with regulatory supervision and administrative control in accordance with the policies of the central government. Plasma stations that did not complete their reform by December 31, 2006 risked revocation of their license to collect plasma.

The supply of plasma for plasma-based products in the PRC has been on the decline since 2003 from the historical high of annual supply of approximately 7,000 tons to approximately 4,000 tons. We believe that this decline is a direct result of the government's industry reforms of the country's collection practices which led to the closure of many stations that did not meet the new industry standards. Based on reports promulgated by the PRC Ministry of Health, we estimate that the current annual supply of plasma in China amounts to approximately 4,000 tons, as compared to 30,000 tons in the global market, with the six largest manufacturers of plasma products accounting for approximately 50% of the annual plasma collection. In spite of the shortage of plasma supply, revenues from the sale of plasma products in China amounted to approximately $1 billion in 2009 per management’s estimate, and revenues from the sale of human albumin products amounted to about $600 million. We expect that the plasma derivatives market to grow at a 15% rate per year through 2011.

We believe that these regulatory changes, including measures which limit illegal selling of blood, have improved the quality of blood and plasma by increasing cleanliness standards at blood collection stations. As the operation of the plasma stations become more regulated and the donor population expands, we believe that the overall quality of raw materials, such as human albumin will continue to improve, leading to a safer, more reliable finished product.

Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than we do. In our industry, many competitive factors may affect our sales of products, including product efficacy, safety, price and cost effectiveness, marketing effectiveness, quality control and quality assurance of our manufacturing operations, research and development of new products and logistical capabilities.

We believe that we have strengthened our position in the marketplace with our recent acquisition of a 90% equity interest in Dalin and its 54% majority-owned operating subsidiary, Qianfeng and a 35% equity interest in Huitian, Xi'an-based biopharmaceutical company.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

Our Growth Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

  Securing the supply of plasma – Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations in order to secure our plasma supply. In December 2006, we acquired five of the plasma stations in Shandong Province. Furthermore, in January 2007, we acquired two additional plasma stations in Guangxi Province. In June 2008, we received approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province, which, when operational, will replace CBP's existing Fang Cheng Plasma Collection Station, or Fang Cheng. We decided to relocate Fang Cheng to a more strategic location to increase collection volumes. During the construction period, Fang Cheng will still continue with its normal operations. With the approval of the Centralized Industry Zone of Pu Bei County, once Fang Cheng becomes operational, we hope to expand its coverage area to secure higher collection volumes in the future. We also expect that our recent acquisition of a majority interest in Dalin and its PRC operating subsidiary, Qianfeng, and our acquisition of a minority interest in Huitian, will help secure our plasma supply as well as expand production capacity and market coverage.

  Acquisition of competitors and/or other biologic related companies – In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 32 approved plasma- based biopharmaceutical manufacturers in the market, we believe that there are only 26 manufacturers in operation, only about half of whom will be competitive. The top six manufacturers in China account for more than 50% market share. Furthermore, we believe that the regulatory authorities are considering further reforming the industry and those smaller, less competitive manufacturers will face the possibility of having their manufacturing permits revoked by the regulators, making them potential targets for acquisition. Also, if we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical).

  Further strengthening of research and development capability – We believe that, unlike other more developed countries such as the U.S., China's plasma-based biopharmaceutical products are at the initial stage of development. There are many other plasma-based products that are being used in the U.S. which are not currently being manufactured in China. We intend to strengthen our research and development capability so as to expand our product line to include higher-margin, technologically more advanced plasma-based biopharmaceutical products. We believe that our increased focus on research and development will give us a competitive advantage over our competitors.

  Market development and network expansion – Leveraging on the high quality and excellent safety record of our products, we intend (i) to enhance our product penetration with our existing customers by introducing new products and (ii) to extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” in our most recent Annual Report on Form 10-K, including for example:

  our ability to overcome competition from local and overseas pharmaceutical enterprises;

  decrease in the availability, or increase in the cost, of plasma;

  failure to obtain PRC governmental approval to increase retail prices of certain of our biopharmaceutical products;

  difficulty in servicing our debt;

  loss of key members of our senior management; and

  unexpected change in the PRC government's regulation of the biopharmaceutical industry in China, or changes in China's economic situation and legal environment.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Use of Terms

Except as otherwise indicated by the context, all references in this report to:

  “BVI” are to the British Virgin Islands;

  “China Biologic,” the “Company,” “we,” “us,” or “our,” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;

  “Dalin” are to our majority owned subsidiary, Guiyang Dalin Biologic Technologies Co., Ltd., a PRC limited company;

  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Hong Kong” are to the Hong Kong Special Administrative Region of the People's Republic of China;

  “China” or “PRC” are to the People's Republic of China;

  “Huitian” are to Xi'an Huitian Blood Products Co., Ltd., our minority owned PRC operating subsidiary;

  "Logic China" are to our wholly owned indirect PRC subsidiary Logic Management and Consulting (China) Co., Ltd.

  “Logic Express” are to our wholly owned subsidiary Logic Express Limited, a BVI company;

  “Logic Holdings” a to Logic Holdings (Hong Kong) Limited, our wholly-owned Hong Kong subsidiary;

  “Qianfeng” are to Qianfeng Biological Products Co., Ltd., Dalin's majority owned PRC operating subsidiary;

  “RMB” are to Renminbi, the legal currency of China;

  “Securities Act” are to the Securities Act of 1933, as amended;

  “Taibang Medical” are to Shandong Taibang's wholly owned PRC subsidiary, Shandong Taibang Medical Company;

  “Shandong Taibang” are to our subsidiary Shandong Taibang Biological Products Co. Ltd., a sino-foreign joint venture incorporated in China; and

  “U.S. dollar,” “$,” “USD” and “US$” are to the legal currency of the United States.

Corporate Information

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. or GRC. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a Plan of Conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. We conduct our business in China through our indirect PRC operating subsidiaries, Shandong Taibang and Qianfeng. We also have a minority interest in Huitian, a Xi'an based biopharmaceutical company.

The following chart reflects our current corporate organizational structure:

Our principal executive offices are located at No. 14 East Hushan Road, Tai'an City, Shandong, the People's Republic of China 271000. Our corporate telephone number is (86)538-620-2306 and our fax number is (86)538-620-3895. We maintain a website at http://www.chinabiologic.com that contains information about our operating company, but that information is not part of this prospectus.

THE OFFERING
Common stock offered by selling stockholders

1,353,047 shares of our common stock, including up to 700,000 shares of our common stock issued to the selling stockholders named in this prospectus; 126,569 shares of our common stock issuable to the selling stockholders upon the conversion of 3.8% secured convertible notes issued to them; and up to 526,478 shares of our common stock issuable upon the exercise of outstanding warrants held by them. This number represents 5.44% of our current outstanding common stock (1)

Common stock outstanding before the offering	24,225,533 shares.
Common stock outstanding after the offering	24,878,580 shares, assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders.
Proceeds to us

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes.

NASDAQ Symbol:	CBPO
Risk Factors:	See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

(1) Based on 24,878,580 shares of common stock outstanding (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders).

RISK FACTORS

We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, in evaluating an investment in our common stock. If any of the risks discussed below, elsewhere in this prospectus, or in any document incorporated by reference into this prospectus were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our common stock.

Risks Related to Our Business

We face risks related to general domestic and global economic conditions and to the credit crisis. Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the disruption in credit markets, may impact our ability to manage normal relationships with our customers, suppliers and creditors. The disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

In addition, the demand for our products is largely affected by the general economic conditions in China as our products are still not affordable to many patients. As China's economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. However, we expect that the current global economic slowdown will result in slower economic growth in China and an unfavorable economic environment which in turn may make our products less affordable to more patients and result in an overall decreased demand for our products. Such reductions and disruptions could have a material adverse effect on our business operations.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations or further business expansion.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources, especially in light of the global financial crisis and the market downturn. To raise funds, we may need to issue new equities or bonds which could result in additional dilution to our shareholders and investors. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or contain covenants that would restrict our operations and strategy. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt. As of December 31, 2009, we had, on a consolidated basis, approximately $4.5 million principal amount of indebtedness outstanding. Our substantial indebtedness could have important consequences, including:

  increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;

  limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;

  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;

  limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and

  placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

The principal raw materials of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood-born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered which could result in a wide spread epidemic due to blood infusion. The primary law that regulates plasma products in China is the PRC Pharmaceutical Law, the Implementation Rules on the PRC Pharmaceutical Law and the Regulations on the Administration of Blood Products. These rules and regulations require entities producing blood products to strictly comply with certain hygienic standards and specifications promulgated by the government. In the event that human plasma is discovered to be noncompliant with the government's hygienic standards and specifications, the health department may revoke the registration and/or the approval of the blood product, or otherwise limit the use of such blood product. If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

If the plasma we source is found to be contaminated, or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

We currently source plasma mainly from human donations to our plasma stations in Shandong and Guangxi Provinces, and Qianfeng sources its plasma from stations in Guizhou Province. If any of our human donors is infected with certain diseases, then the plasma from such donor may be infected. If such contaminated plasma is not appropriately screened out, our entire plasma source for the relevant collection station may become contaminated. If the plasma from our collection stations is found to be contaminated or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

If we are unable to adequately monitor our plasma stations our plasma supply may be tainted and we will be subject to sanctions by the government which would have a material adverse effect on our business.

As part of the industry reform initiative by the Chinese government, in 2006 we acquired the assets of five of the six then existing plasma stations in Shandong Province through our wholly owned subsidiaries, Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Zhang Qiu Plasma Company and the Yang Gu Plasma Company. We received permits to operate these subsidiaries in January 2007. In April 2007, we acquired the assets of two additional plasma stations, one through our newly formed subsidiary, the Huan Jiang Plasma Company, and the other through our majority owned subsidiary, the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party. We obtained necessary permits and commenced their operation in July and August 2007, respectively. Qianfeng, the main operating subsidiary of recently acquired Dalin, is the 85% owner of the seven plasma stations in Guizhou province. Huitian, the 35% minority owned affiliated company by the Company, has three plasma stations operating in Shaanxi province. While we monitor our blood plasma intake procedures through frequent unscheduled inspections of our stations, there remains a risk that our blood supply may become tainted during the collection process. Our blood supply may become tainted if we accept blood from donors whose blood shows any irregular findings including HIV, Hepatitis C and liver disease. We pre-screen all donors in order to ensure that these diseases are not present. If our blood supply becomes tainted, the consequences for our business could be severe. We could be subject to civil liability from suits brought by consumers and to criminal liability and loss of our registration if we are found by the government to have been criminally negligent.

Our operations, sales, profit and cash flow will be adversely affected if our albumin products fail inspection or are delayed by regulators.

Each batch of our albumin products requires inspection by Chinese government regulators before we can ship it to our customers. The SFDA has a quality standard which considers, among other things, the appearance, packing capacity, thermal stability, pH value, protein content and percentage of purity of the product. In order to pass inspection, our plasma must test negative for any blood irregularities, including Hepatitis C, HIV and liver disease. The plasma must be packaged in 25 separate 600g bags and boxed with a packing list and labeled to be consistent with computer records. The plasma must then be stored at -20°C as soon as possible after collection to ensure that it will congeal within 6 hours. Government regulators usually take one month to inspect a batch of albumin products. The process begins when the regulator randomly selects samples of our albumin products and delivers them to the National Institute for the Control of Pharmaceutical and Biological Products, or the NICBPB, in Beijing for testing, and the process ends when the products are given final approval by the NICBPB. In the event that the regulators delay the approval of our products, change the requirements in such a way that we are unable to comply with those requirements, or require our other products to be inspected by regulators before we can ship them to our customers, our operations, sales, profit and cash flow will be adversely affected.

We rely on a Secondment Agreement with the Shandong Institute, which is expected to terminate upon the future privatization of the Shandong Institute, for over 39% of our Shandong Taibang employees. If the Secondment Agreement is breached or terminated, it could have an adverse effect on our operations and on our financial results.

The Shandong Province Institute of Biological Products, or the Shandong Institute, has provided us with approximately 106 of our employees out of a total of approximately 1,324 employees, pursuant to a secondment agreement, or Secondment Agreement, dated October 28, 2002, between Shandong Taibang and the Shandong Institute. Pursuant to the Secondment Agreement, we are responsible for the salaries of these employees, as well as for their social benefits such as insurance. Our Secondment Agreement with the Shandong Institute will expire on the sooner to occur of October 2032 or upon the privatization of the Shandong Institute, which was originally expected to occur before the end of 2008. However, the completion of privatization of Shandong Institute has been further delayed indefinitely due to slower action taken by the Shandong Ministry of Health in implementing the privatization plan. Upon expiration or termination of the Secondment Agreement, we plan to hire the seconded employees directly. However, we cannot be sure that all of the employees will accept our employment offers at that time. Guang Li Pang, Shandong Taibang's Deputy Chief Executive Officer, Yun Hua Gao and Dian Cong Liu, our Senior Technical Advisors are employed through the Secondment Agreement. Although none of our seconded employees have indicated that they do not plan to continue working for our Company after the privatization, if the Secondment Agreement is terminated or expires and we are unable to hire those employees or replacement employees on time, our operations, as well as our financial results, may suffer.

If the distributors who we rely on do not purchase our products, our business and results of operations will be adversely affected.

We sell all of our products in China through our network of about 349 distributors located in about 30 provinces and municipal cities throughout China. While we have established working relationships with many of our distributors and strictly regulate their sales and marketing activities by annual distribution agreements, there are no restrictions in these distribution agreements preventing our distributors from also supplying products produced by our competitors. Our own marketing and sales staff work to develop and maintain relationships with our distributors, but there can be no assurance that we will be able to maintain such relationships. For the years ended December 31, 2009 and 2008, direct sales to distributors represented approximately 67.3% and 65.6%, respectively, of our total revenues. If a number of our distributors cease to purchase our products and we are unable to find suitable replacements, our business and results of operations will be adversely affected.

Our inability to successfully research and develop new biological pharmaceutical products could have an adverse effect on our future growth.

We believe that the successful development of biological pharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycles for new medicine for which we must obtain a Certificate of New Medicine from the PRC Ministry of Health, is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a Certificate of New Medicine and subsequent procedures may take approximately three to five years. There is no assurance that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, there is no guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, there is no assurance that they will be accepted by the market as anticipated.

Our financial position and operations may be materially and adversely affected, if our product liability insurance does not sufficiently cover our liabilities.

Under current PRC laws, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC or the PRC Civil Law, which became effective in 1987, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

In 1993, the PRC promulgated the Product Quality Law of the PRC or the Product Quality Law, which was revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and required to cease production, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

In 1993, the Law of the PRC on the Protection of the Rights and Interests of Consumers or the Consumers' Rights Law was promulgated to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers' Rights Law.

We maintain two product liability insurances for sales in the PRC for Shandong Taibang and Qianfeng’s products in the amount of approximately $2.9 million (RMB 20 million) each. Although no one has filed any claims in relation to the use of our pharmaceutical products, our financial position and operations may be materially and adversely affected, if our insurance coverage is insufficient to cover a successful claim.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel, including Chao-Ming Zhao, our Chief Executive Officer, Yu-Yun Tristan Kuo, our Chief Financial Officer, Tung Lam, the Chief Executive Officer of Shandong Taibang and Dian Cong Liu, the Chief Technical Adviser of Shandong Taibang, who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. Specifically, Chao Ming Zhao became our Chief Executive Officer in June 2008 after serving as our Chief Financial Officer since November 2006 and Y. Tristan Kuo became our Chief Financial Officer in June 2008 and had served as our Vice President-Finance since September 2007. Siu Ling Chan and Lin Ling Li became our directors in July 2006. In addition, while Mr. Zhao, Ms. Chen and Ms. Lin were employed in various capacities by Logic Express and Shandong Taibang, Mr. Kuo is a newcomer to our Company. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. Our company has little experience with integrating newly acquired businesses. Potential problems encountered by each organization during mergers and acquisitions would be unique, posing additional risks to the company. The diversion of our management's attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result of integration of new businesses.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property.

None of our products are currently covered by patents, the trademark "Lu Yue" is licensed to us by the Shandong Institute for our use as in the labeling of human-use medicine, biopreparate and blood products, pursuant to a trademark license agreement, dated February 27, 2007. We plan to apply for patents for our manufacturing processes. The patent application will be subject to approval from the relevant PRC authorities. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary procedures, technologies and systems. These proprietary procedures, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

While we are not aware of any infringement on our intellectual property and we have not been notified by any third party that we are infringing on their intellectual property, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and noncompliant infringement.

We rely on confidentiality agreements with our management and employees to protect our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

  departure of any of our management members or employees in possession of our confidential proprietary information;

  breach by such departing management member or employee of his or her confidentiality and non- disclosure undertaking to us;

  infringement by others of our proprietary information and intellectual property rights; or

  refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may have a material adverse effect on our operations and the measures that we have put into place to protect our intellectual property rights may not be sufficient. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our products are manufactured solely at our production facility located in Tai'an City, Shandong Province in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for inventories of raw materials or business interruption. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

We may be exposed to potential risks relating to our internal controls over financial reporting, and our independent auditors may not attest to the operating effectiveness of our internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. A report of our management is included under Item 9A(T) of our Form 10-K for the year ended December 31, 2009. In addition, Section 404 requires the independent registered public accounting firm auditing a company's financial statements to also attest to and report on the operating effectiveness of such company's internal controls. However, we will not be subject to auditor attestation requirement until our annual report for the fiscal year ending December 31, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

There is a dispute between the former shareholders of Shandong Taibang that calls into question our ownership of 66%, or a majority, of our primary operating subsidiary, which if not resolved in our favor will adversely affect our business.

Mr. Zu Ying Du, one of the original equity holders in the Company’s operating subsidiary, Shandong Taibang, was obligated to make a capital contribution of RMB 20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang, pursuant to a joint venture agreement, among the original equity holders. Mr. Du Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da, but Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount and disputed that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the 20 million RMB loan to Mr. Du.

Subsequently, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the RMB 20 million debt. This agreement was signed by Mr. Du's brother, Mr. Hai Shan Du, who held a power of attorney from Mr. Du. Mr. Du disputes the legitimacy of this transfer and has argued that his brother exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute RMB 32.8 million (or $4.2 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as RMB 26.4 million (or approximately $3.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the RMB 26.4 million in cash. Missile Engineering disputes this transaction and sued the brother of Mr. Du in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, the Company’s subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdrew the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Tai'an Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfer of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Tai'an City, Shandong province requesting the court to establish that Up-Wing is the lawful shareholder of Shandong Taibang. The Intermediate Court of Tai'an City, Shandong province on December 20, 2007 rejected the application on the basis that the same matter had been tried by the arbitration panel.

Up-Wing filed a defamation case in the District Court of Hi-technology and Industry Development District, Tai'an City, Shandong province claiming defamation against Mr. Du and the 21st Century Economic Report Newspaper. Judgment in favor of Up-Wing was rendered on July 22, 2008 ordering the newspaper and Mr. Du to publish an apology to Up-Wing.

Mr. Du and Missile Engineering subsequently filed two actions in the Intermediate Court of Wuhan City, Hubei province, against Mr. Hai Shan Du, his brother, Beijing Chen Da and Logic Express, requesting that the court restore the equity interests originally held by the plaintiffs, 25% equity interest held by Mr. Du and 41% equity interest held by Missile Engineering and the court issued a preliminary order attaching 66% of the equity of Shandong Taibang pending the outcome of the case. On September 25, 2009, the Higher People's Court of Hubei overruled the Wuhan Intermediate Court's acceptance of jurisdiction over the case and ruled that the Tai'an Intermediate Court in Shandong Province, where the Company is located, had the proper jurisdiction over the parties' dispute. The court ruled that while the plaintiffs had the right to bring a lawsuit for the validity of the share transfer agreement because they did not attend the previous arbitration hearing and never reached an arbitration agreement regarding their dispute, the Tai'an Intermediate Court has the proper jurisdiction over the dispute pursuant to the prior agreement of the parties. As a result, the attached 66% of the equity of Shandong Taibang was released. On November 16, 2009, the Wuhan Intermediate Court permitted Mr. Du and Missile Engineering to withdraw their suits against Logic Express and the other defendants.

On September 30, 2010, the Company received a notice advising the Company that the PRC Supreme Court has accepted an appeal for judicial review of the Hubei High Court ruling dismissing the case. On November 2, 2010, the Company submitted its counter-argument and related materials to the PRC Supreme Court and is awaiting the court's ruling. Failure to resolve this dispute in the Company's favor may adversely affect the Company's business and operations.

There are allegations of past criminal conduct against certain members of our Board of Directors and a significant employee. Our business and results of operations could be adversely affected if any of these allegations are proven true.

On January 26, 2010, certain allegations of fraud and criminal activity involving smuggling and related activities allegedly engaged in prior to 2005 by the CEO of the Company's primary operating subsidiary, Shandong Taibang, and by a relative of one of our directors surfaced on certain financial websites. On January 27, 2010, in response to these allegations, the Company's board of directors established a special independent subcommittee comprised of the Company's independent directors, Mr. Sean Shao and Dr. Tong Jun Lin (who were later joined by new director Dr. Xiangmin Cui) (the "Special Committee"), to investigate the allegations with the assistance of a reputable international firm, and report its findings to the board of directors as soon as practicable. On March 1, 2010, the Special Committee retained O'Melveny & Myers LLP, an international law firm, to advise the Special Committee and to assist in the investigation of the allegations. On November 26, 2010, the Special Committee reported its findings to the Company’s board of directors, a summary of which the Company disclosed in a Current Report on Form 8-K filed with the Commission on December 3, 2010. The Special Committee could not find support for a majority of the allegations, however, the Special Committee found support that Mr. Ze Qin Lin, the husband of current CBPO director Ms. Lin Ling Li, was imprisoned in China in connection with smuggling offenses, and with respect to the allegation that Mr. Tung Lam, the Chief Executive Officer of one of the Company's primary operating subsidiaries, Shandong Taibang, and spouse of Mrs. Siu Ling Chan, the Company's board chair, was previously known as Mr. Lin Ziping and was imprisoned for smuggling offenses in China, the Special Committee found evidence supporting Mr. Lam's denial of the allegation, as well as conflicting evidence with respect to this claim. As a result, the Special Committee concluded that it could neither confirm nor exclude the allegation against Mr. Lam. The findings of the Special Committee regarding Mr. Lin and its inability to reach a conclusion regarding the allegations against Mr. Lam may make investing in our Company unattractive to certain investors and may cause existing investors to end their investment in the Company, which may cause our stock price to decline.

Risks Relating to Our Financial Condition

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, has impacted accounts receivable collectivity from our customers, and may impact our ability to pay suppliers and creditors. If the current situation deteriorates significantly, we could see a tightened cash flow position and an abnormal amount of bad debt expenses related to the general economic slow-down, or supplier or customer disruptions resulting from tighter credit markets. Such reductions and disruptions could have a material adverse effect on our business operations.

Our cash flow could be negatively affected as a result of our extension of relatively long payment terms to customers that we believe are credit worthy.

As is customary in our industry, we extend relatively long payment terms (up to six months) to customers that we believe are credit worthy. The dollar amount of our accounts receivable, net of our allowance for doubtful accounts as of December 31, 2009 and 2008 was $1,767,076 and $313,087, respectively. The bad debt (credit) expenses for the years ended December 31, 2009 and 2008 were $(13,089) and ($56,462), respectively. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Shandong Taibang as began its operation in October 2002. With the rapid growth of the industry, it has experienced a high growth rate since 2002. Furthermore, we did not acquire a controlling interest in Shandong Taibang until September 2005. As such, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve a similar growth rate in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

We face risks associated with debt financing (including exposure to variation in interest rates).

Our total outstanding indebtedness as of December 31, 2009 was $4.5 million. The interest rates on these bank loans are fixed between 5.31% and 5.40% per annum. Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increase in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flow from operations had been sufficient to meet payment obligations and/or we have been able to roll over our borrowings. There is however no assurance that we will be able to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, additional capital, debt or other forms of financing may be required for our working capital. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected.

We will incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing.

To grow our sales volume, we need to increase our raw material supplies and strengthen our commitment to our research and development efforts to accelerate new product development. We plan to solve our raw materials shortage through either the building of new plasma collection stations or through scaling up our existing collection stations, both of which will require substantial capital expenditures. We anticipate that our capital expenditure for the next 12 months will be approximately $15 million. Such expenditures are likely to be incurred in advance of any increase in sales. Our revenue may not increase after these capital expenditures are incurred. This will depend on, among other factors, on our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditure to expand production capacity will reduce our profitability.

We may need to obtain additional debt or equity financing which may result in dilution to our stockholders and have a material adverse economic effect on our business.

We may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required, which, if obtained, may:

  limit our ability to pay dividends or require us to seek consents for the payment of dividends;

  increase our vulnerability to general adverse economic and industry conditions; limit our ability to pursue our growth plan;

  require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us.

Risks Relating to Our Industry

If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected.

The production of plasma-based biopharmaceutical products relies on the supply of plasma of suitable quality. For the years ended December 31, 2009 and 2008, the cost of plasma used by us for production accounted for approximately 83% and 76%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as regulatory restrictions, weather conditions or outbreak of diseases which would impact our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

The biopharmaceutical industry in the PRC is strictly regulated and changes in such regulations may have an adverse effect on our business.

The biopharmaceutical industry in the PRC is strictly regulated by the government. The regulatory regime, such as administrative approval of medicines and production approvals, comprises of series of regulations and administrative rules. The PRC regulatory authorities may amend such regulations and administrative rules and promulgate new regulations and administrative rules from time to time. Changes in these regulations and administrative rules could have a significant impact on our business. Such changes may have any adverse impact on our business.

We may not be able to carry on our business if we lose any of the permits and licenses required by the PRC Government in order to carry on our business.

All pharmaceutical manufacturing and distribution enterprises in the PRC are required to obtain from various PRC governmental authorities certain permits and licenses, including, in the case of manufacturing enterprises, a Pharmaceutical Manufacturing Permit and, in the case of distribution enterprises, a Pharmaceutical Distribution Permit.

We have obtained permits and licenses and the GMP certificates, required for the manufacture of our pharmaceutical products. These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC Government authorities and the standards of compliance required in relation thereto may from time to time be subject to changes. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain such renewals may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and business licenses being renewed.

We may encounter increased competition from both local and overseas pharmaceutical enterprises as a result of a relaxation of the PRC regulatory approval process for plasma-based biopharmaceutical products or a relaxation of international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects.

Our continued ability to compete depends on the development of the plasma-based biopharmaceutical manufacturing industry in China. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both provincial and central governments. Prior to engaging in the collection and production of plasma products, companies such as ours are required to obtain collection permits from the central health department and production permits and certificates for each new product formulation from the various provincial food and drug authorities. We have the advantage of being already approved by the state to collect plasma from human donors and manufacture and sell plasma-based biopharmaceutical products in Shandong Province, as well as in all other provinces in China, and our research and development department has become familiar with the provincial product approval process. However, although we believe that the regulatory requirements pose a competitive barrier to entry into the biopharmaceutical industry, over time there may be new entrants. If the government relaxes these restrictions and allow more competitors to enter into the market, these competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products having comparable medicinal applications or therapeutic effects which are more effective or less costly than those produced by us.

In addition we expect that competition from imported products will increase as a result of a trend towards lower import tariffs and China's admission as a member of the WTO in December 2001. We believe that lower import tariffs will result in more affordable pricing for imported biopharmaceutical products manufactured overseas as compared to domestically manufactured products such as ours. In addition, China's membership in the WTO makes it more accessible to foreign biopharmaceutical manufacturers who may wish to set up production facilities in the PRC and compete directly with domestic manufacturers. The expected increased supply of both domestic and foreign competitively priced biopharmaceutical products in the PRC will result in increased competition. There is no assurance that our strategies to remain competitive can be implemented successfully as scheduled or at all. Our inability to remain competitive may have an adverse effect on our profitability and prospects.

If we do not receive PRC governmental approval to increase the retail prices of certain of our biopharmaceutical products our revenues may be adversely affected.

Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant central and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the central or provincial level are subject to price control.

Our two principal product categories, human albumin and human rabies immunoglobulin, which accounted for a total of approximately 65.5% of our total revenues for the year ended December 31, 2008, were subject to national price control regulations in the PRC. Hence, the prices of those products could not be increased at our discretion above the relevant controlled retail price ceiling without prior governmental approval. This, in turn, may affect the ex-factory prices set by us for our products and we therefore do not have unfettered freedom to maximize our profits. It is uncertain whether we will be able to obtain necessary approvals to increase the price of any of our products.

Risks Related to Doing Business in China

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

  The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

  Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

  We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

  You may have difficulty enforcing judgments against us.

  We are a Delaware holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

  The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

  The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

  Future inflation in China may inhibit our ability to conduct business in China.

  In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

  Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

  The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

  Fluctuations in exchange rates could adversely affect our business and the value of our securities.

  The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

  Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.

  Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

  Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

  Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

  Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

  Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

  Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

  In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

  We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

  Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

  China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise.

  On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a "non-domestically incorporated resident enterprise" if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

  We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of "resident enterprise" treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

  If we were treated as a "resident enterprise" by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

  We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

  We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

  USE OF PROCEEDS

  We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the 526,478 shares of common stock underlying the warrants registered for resale under this prospectus, we would receive approximately $2.5 million in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes, such as for the purchase of plasma and other raw materials used in the production of our biopharmaceutical products.

  DESCRIPTION OF SECURITIES TO BE REGISTERED

  The following description, together with the additional information included in any applicable prospectus supplement, summarizes the material terms of our securities that may be offered under this prospectus. For a complete description of the terms of our common stock and preferred stock, please refer to our certificate of incorporation and our amended and restated by-laws, each of which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common and preferred stock may also be affected by the General Corporation Law of Delaware. See “Where You Can Find More Information.” In this offering, we are registering shares of our common stock, par value $.0001 per share, issuable upon conversion or exercise of the convertible notes and warrants sold in the June 2009 private placement.

  Capital Stock

  We are currently authorized to issue 100,000,000 shares of common stock, par value $.0001 per share, of which 24,225,533 shares were issued and outstanding as of December 7, 2010. Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. All shares of our common stock issued by the company are of the same class, and have equal liquidation, preference, and adjustment rights. Holders of outstanding shares of our common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

  Warrants, Convertible Notes, and Registration Right

  On June 10, 2009, we issued to the investors in the 2009 private placement warrants to purchase an aggregate of 1,194,268 shares of our Common Stock which are exercisable by the holders at $4.80 per share for a period of three years following the closing of the private placement. The warrants are also subject to customary adjustments for stock splits, dividends, recapitalizations, and other antidilution events. In connection with the 2009 private placement, we also issued to Oppenheimer & Co. Inc., or Opco, a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the Securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share. Opco also received certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that we are eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. Only 1,050,693 of these warrants remain unexercised as of December 7, 2010, of which 526,478 are being registered hereunder.

  On June 10, 2009, we also issued to the investors in the 2009 private placement senior secured convertible notes in the aggregate principal amount of $9,554,140. The notes carry interest of 3.8% per annum. The notes are convertible into shares of our common stock at the conversion rate of $4.00 per share, subject to customary adjustments for any recapitalizations, stock combinations, stock dividends, stock splits and other antidilution events. Pursuant to the terms of the notes, the investors have rights to participate in any future offerings by the Company until June 10, 2010, except for underwritten public offerings, equity compensation grants, issuances of stock upon the conversion or exchange of convertible securities outstanding on the closing of the 2009 private placement, and certain acquisitions. Investors also have a right of first refusal to participate in the purchase of any securities of the Company proposed to be transferred by a controlling stockholder or another investor in the June 2009 private placement occurring on or before June 10, 2010. Any investors that do not exercise their right of first refusal may exercise a customary right of co-sale. The Company may not register any transfers subject to these rights unless the transferors comply with certain notice procedures provided in the terms of the notes. If these rights are not exercised, the transferors may transfer their securities on the proposed terms for 60 calendar days from the expiration of these rights. The notes are redeemable upon an event of default, a change of control, liquidation, dissolution or wind-up of the affairs of the Company or any subsidiary, the amendment, alteration or repeal of any provision of the Certificate of Incorporation or bylaws of the Company or any subsidiary in a manner that materially adversely affects the rights or preferences of the investor (including but not limited to increasing or decreasing the authorized number of members of the board of directors of the Company or any subsidiary without the consent of the investors), or the failure to complete any of the post-closing conditions of the Dalin/Huitian Acquisitions within six months of the closing date. Between January 4, 2010 and January 7, 2010, both Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P., together, Jayhawk, exercised their right to convert all their 3.8% senior secured convertible notes in the principal amount of $2,054,140, into shares an aggregate of 513,535 shares of our common stock. On November 9, 2010, Essence International Investment Ltd., or Essence, converted notes in the principal amount of $2,800,000 into 700,000 shares of the Company’s common stock and transferred the conversion shares to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., together, Warburg Pincus. The 700,000 conversion shares transferred to Warburg Pincus by Essence are being registered hereunder. As of December 7, 2010, the investors had converted notes in the principal amount of $4,854,140 and only notes in the principal amount of $4,700,000 remained outstanding. A total of 126,569 shares underlying a portion of the remaining notes are being registered hereunder.

  In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. If we do not file the required registration statement in a timely manner, or if we fail to file a pre-effective amendment to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then the investors have the right, by providing four weeks' written notice to require us, to redeem all or a portion of the notes held by them at a redemption price, payable in cash, equal to the outstanding principal amount of the note, plus an amount equal to two years of interest payments (compounded semi-annually) on such principal amount, less any amount of interest actually and previously paid on such outstanding principal amount. We previously filed with the SEC an effective registration statement (File #: 333-160774), covering 2,003,372 shares if common stock underlying a portion of the securities issued in the 2009 private placement. The securities being registered hereunder represent the balance of the securities that were not included in the original registration statement and remain unregistered as of the date of this prospectus.

  Preferred Stock

  We are currently authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. We currently have no shares of preferred stock outstanding.

  Anti-Takeover Provisions of Delaware Law and Charter Provisions

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

    the board of directors either approved the business combination transaction, or approved the transaction which resulted in such stockholder becoming an interested stockholder prior to the date the interested stockholder attained such status;

    upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    the person became an interested stockholder, on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the Company's issued and outstanding voting stock which is not owned by such interested stockholder.

  A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Section 203 would prevent any interested stockholder to transfer shares in excess of 15% of our voting stock to a third party free of the restrictions imposed by Section 203. This would make us less vulnerable to takeovers that are completed without the approval of our board of directors and without giving us the ability to prohibit or delay such takeovers as effectively.

  Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

    Special Meetings of Stockholders — Our Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Chief Executive Officer, President, board of directors, or upon written notice to our board of directors by our stockholders holding not less than a majority of our outstanding voting capital stock.

    Advance Notice Procedures — Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting

    No cumulative voting — Our Certificate of Incorporation and Amended and Restated Bylaws do not include a provision for cumulative voting in the election of directors.

    Vacancies — Our Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.

    Preferred Stock — Our Amended and Restated Certificate of Incorporation allow us to issue up to 10,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

    Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

  Transfer Agent and Registrar

  Our independent stock transfer agent and registrar for our common stock is Securities Transfer Corporation. Their mailing address is 2591 Dallas Parkway, Suite #102, Frisco, Texas, 75034, and their telephone number is (469) 633-0101.

  DILUTION

  Our net tangible book value per share of common stock as of September 30, 2010 was $4.40. Net tangible book value per share is determined by dividing our net tangible book value (total assets less intangible assets including knowhow, trademarks and copyrights, goodwill and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

  SELLING STOCKHOLDERS

  This prospectus relates to the resale by the selling stockholders named below, from time to time, of an aggregate of 700,000 shares of common stock issued to the selling stockholders, 126,569 shares of our common stock that are issuable to the selling stockholders upon conversion of the 3.8% senior secured convertible notes issued in the June 2009 private placement described below, and 526,478 shares issuable upon exercise of three-year warrants to purchase shares of our common stock at an exercise price of $4.80 per share. None of the selling stockholders is an affiliate of the Company, and each of the selling stockholders has represented to the Company in writing in substance that it acquired the securities or will acquire the underlying securities for its own account, and without a view towards, or for resale in connection with, the public sale or distribution thereof, irrespective of whether or not such sale would be registered or exempted under the Securities Act.

  On June 10, 2009, we completed a private placement transaction with a group of accredited investors. Pursuant to a securities purchase agreement with the investors (who are the selling stockholders named below), we issued to the investors, 3.8% senior secured convertible notes, in the aggregate principal amount of $9,554,140, convertible into 2,388,535 shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock. The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. For additional information regarding the June 2009 private placement see our disclosure herein under “Liquidity and Capital Resources – Financing Activities.” Between January 4, 2010 and January 7, 2010, Jayhawk exercised their right to convert all its 3.8% senior secured convertible notes in the principal amount of $2,054,140, into shares an aggregate of 513,535 shares of our common stock. On November 9, 2010, Essence converted notes in the principal amount of $2,800,000 into 700,000 shares of the Company’s common stock and transferred the conversion shares to Warburg Pincus. As a result, only Notes in the principal amount of $4,700,000 remain outstanding as of the filing of this report.

  In connection with the private placement transaction, on June 10, 2009, we entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, or by July 25, 2009, a registration statement registering for resale the shares issued to the investors in the private placement. We previously filed an effective registration statement (File #: 333-160774) on behalf of the selling stockholders, registering the resale of 2,003,372 shares of common stock underlying a portion of the securities issued in the 2009 private placement. The securities being registered hereunder represent the balance of the securities that were not included in the original registration statement and remain unregistered as of the date of this prospectus. The 1,353,047 shares being offered by the selling stockholders hereunder amount to approximately 5.44% of the Company's issued and outstanding common stock, and approximately 13.22% of the Company's common stock held by non-affiliates (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders).

  Opco acted as the placement agent in connection with the sale of the notes, pursuant to a letter agreement, dated October 4, 2008, between the Company and Opco, as amended. Under the terms of the agreement, the Company agreed to retain Opco as its exclusive private placement agent for a period to end on December 31, 2009, and Oppenheimer agreed to (a) assist the Company in preparing a private placement memorandum describing the Company and its securities; (b) review with the Company a list of investors to whom the Memorandum will be provided and assist in scheduling meetings with potential investors; and (c) assist and advise the Company with respect to the negotiation of the sale of the securities to the investors. As consideration for its services, Opco had the right to a cash fee equal to 7% of the gross proceeds received from the Company's sale of any securities to first-time investors, and reimbursement of fees and expenses up to $80,000. Opco was also entitled to receive a three-year warrant to purchase shares equal to 5% of any securities purchased by first-time investors in the Company and 3% of the gross proceeds received from the Company's existing investors that have rights of first refusal to the same securities. Opco also had certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that the Company is eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. However, the Company has the right to repurchase any shares underlying Opco's warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares. Either party had the right to terminate the agreement in writing prior to December 31, 2009, however, the agreement provided that Opco's right to receive fees thereunder would continue to apply if the Company issued shares within 6 months from termination, to any investors which Opco previously solicited or sought to solicit on behalf of the Company, or which contacted the Company in connection with a transaction as a result of Opco's efforts and whose name appears on a list of investors provided to the Company by Opco on the termination date. At the closing of the private placement transaction, Opco received a cash fee equal to $586,624, or 6.1% of the gross proceeds received from the sale of the securities to the selling stockholders, and a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the securities purchased by Essence, at an exercise price of $6.00 per share, which has since been exercised. Other than with respect to the letter agreement between the Company and Opco and the agreements delivered in connection with the June 2009 private placement transaction, no relationships or arrangements have existed in the past three years or are to be performed in the future between the Company and any of the selling stockholders or any of their affiliates, or any person with whom any selling stockholder has a contractual relationship (or any predecessors of those persons) in connection with the sale of the notes.

  Selling Stockholders

  The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 7, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 24,225,533 shares of common stock outstanding as of December 7, 2010.

  None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

  Other than with respect to Jayhawk in connection with the Company's 2006 private placement, and other than with respect to the June 2009 private placement, the Company has not engaged in any securities transactions with the selling stockholders or any of their affiliates, or any person with whom they have a contractual relationship. Jayhawk was a participant in the Company's 2006 private placement of its securities to certain accredited investors as follows which occurred on July 19, 2006. The Company had 19,234,942 shares of common stock issued and outstanding prior to that transaction, 3,366,120 of which were held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders. A total of 2,200,000 shares were issued or issuable in connection with the 2006 private placement, equaling 153% of the total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction. At the time of the July 2006 transaction, the Company's common stock was not yet publicly traded and so a market price immediately prior to the transaction cannot be determined, however, the investors in that transaction set $3.00 as the per share resale price of the securities in the registration statement filed in connection with the transaction and the average sale price of the securities in the first quarter of public trading was $3.00 per share. As of December 7, 2010, the closing price of the Company's common stock (the class of securities subject to the July 2006 transaction) as quoted on the NASDAQ was $12.92 per share.

  The Company has already advised each selling stockholder that it may not use shares registered offered by them in this prospectus to cover short sales of the Company's common stock made prior to the date on which the registration statement that is a part of this prospectus shall have been declared effective by the SEC. Each selling stockholders has acknowledged receipt of such notice and has agreed to promptly notify the Company of any subsequent changes in this and any other information provided to us that may occur prior to the effective date of such registration statement. None of the selling stockholders has advised the Company that it has an existing short position in the Company's common stock.

  The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws and disclosures in the footnotes to the table below, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

  We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold		Shares Beneficially Owned After Offering(1)	Percentage Ownership After Offering(2)
Jayhawk Private Equity Fund, L.P.	106,489	(3)	106,489		0	*
Jayhawk Private Equity Co-Invest Fund, L.P.	6,705	(4)	6,705		0	*
Essence International Investment Limited	1,550,000	(5)	539,853		1,010,147	4.0%
Warburg Pincus Private Equity X, L.P.	1,618,230		678,300	(6)	939,930	3.9%
Warburg Pincus X Partners, L.P.	51,770		21,700	(6)	30,070	*
Total	3,895,694		1,353,047		2,542,647	9.9%
* means less than 1%.

(1)

  Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as disclosed in the footnotes, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

  As of December 7, 2010, a total of 24,225,533 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d) (1). Warrants that are exercisable and notes that are convertible within 60 days have been included in the denominator.

(3)

  Consists of 106,489 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(4)

  Consists of 6,705 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(5)

  Consists of (i) 800,000 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (ii) 750,000 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The sole director of Essence International Investment Limited, or Essence, is Lixin Tian, who may be deemed to beneficially own the shares of common stock held by Essence.

(6)

  The shares of our common stock being registered by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership ("WP X") and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WPXP"), together (the "WP X Funds"), hereunder were transferred to them by Essence International Investment Limited after conversion of a portion of its 3.8% convertible notes issued in the June 2009 private placement. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X GP"), is the general partner of WP X Funds. Warburg Pincus X, LLC, a Delaware limited liability company ("WP X LLC"), is the general partner of WP X GP. Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company ("WP LLC") manages the WP X Funds. Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC may be deemed to be the beneficial owner of the shares of common stock held by the WP X Funds. Each of WP X GP, WP X LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of the common stock held by the WP X Funds, except to the extent of its or his pecuniary interest in such shares of common stock.

  Prior to the June 2009 private placement, approximately 6,129,007 shares of the Company's common stock were held by persons other than the selling stockholders and their affiliates and the affiliates of the Company. Prior to the June 2009 private placement, a total of 2,028,365 shares of common stock were registered for resale by the selling shareholders or their affiliates in prior registration statements, consisting of (i) 1,489,342 shares and 93,772 shares of common stock held by Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P., respectively, and (ii) 372,336 shares and 23,443 shares of common stock issuable to them, respectively, upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share. This amount also included an aggregate of 49,472 shares of common stock issuable upon the exercise of a five-year warrant to purchase common stock at an exercise price of $2.8425 per share, transferred to them by Capital Ventures International. Of these shares, 788,132 shares have been sold by Jayhawk in registered resale transactions and 1,240,233 shares continue to be held by them. All the five-year warrants issued by the Company in the 2006 private placement, including the five-year warrants held by Jayhawk, were redeemed on September 24, 2009, and Jayhawk exercised all five-year warrants held by them for 445,251 shares of the Company's common stock in the aggregate.

  PLAN OF DISTRIBUTION

  The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

  The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    an exchange distribution in accordance with the rules of the applicable exchange;

    privately negotiated transactions;

    short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    sales pursuant to Rule 144;

    a combination of any such methods of sale; and

    any other means permitted by applicable law.

  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

  In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

  The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

  Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

  The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

  Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

  To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

  In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

  We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $41,936. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

  We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

  LEGAL MATTERS

  The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

  INTERESTS OF NAMED EXPERTS AND COUNSEL

  Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the years ended December 31, 2009 and 2008 have been audited by Frazer Frost, LLP, an independent registered public accounting firm, as set forth in its reports thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

  No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney's fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

  Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

  WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC.

  We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed March 23, 2010, as amended by our Annual Report on Form 10-K/A filed on October 20, 2010;

    Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 14, 2010;

    Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 13, 2010;

    Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 15, 2010;

    Our Definitive Proxy Statement on Schedule 14A filed on November 3, 2010;

    Our Current Reports on Form 8-K, filed on March 25, 2010, May 17, 2010, August 16, 2010, November 16, 2010, and on December 3, 2010 (not including information and exhibits filed pursuant to Item 7.01); and

    The description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on December 1, 2009 pursuant to Section 12(b) of the Exchange Act.

  All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

  You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Corporate Secretary, No.14 East Hushan Road, Tai'an City, Shandong, China, 271000; Tel.: 86-538-620-3897. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

  CHINA BIOLOGIC PRODUCTS, INC.

  1,353,047 Shares of Common Stock

  PROSPECTUS

  _______, 2010

  PART II

  INFORMATION NOT REQUIRED IN THE PROSPECTUS

  Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be
Paid
SEC Registration Fee	$936.00
Printing Fees and Expenses	2,500.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	10,000.00
Blue Sky Fees and Expenses	5,000.00
Transfer Agent and Registrar Fees	2,000.00
Miscellaneous	1,500.00
Total	$41,936.00

  Item 14. Indemnification of Directors and Officers

  China Biologic Products, Inc. is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law or the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

    any breach of the director's duty of loyalty to the corporation or its stockholders;

    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or

    any transaction from which the director derived an improper personal benefit.

  Under the DGCL, any repeal or modification of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for any (a) breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to Section 174 or the DGCL; or (d) for any transaction from which the director derived an improper benefit.

  Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

  Our restated bylaws provide that we must indemnify our former and present directors and officers against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by any such director or officer in connection with any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by the laws of Delaware. We have undertaken to pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, if it is ultimately determined that he or she is not entitled to be indemnified by us. The provision of indemnification to persons under our restated bylaws does not limit or restrict in any way our power to indemnify them in any other way permitted by law. The Company has also entered into separate agreements with certain directors indemnifying them to the fullest extent permitted by the foregoing. The Company has purchased director and officer liability insurance, as permitted by its bylaws.

  Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

  Item 15. Recent Sales of Unregistered Securities

  On June 10, 2009, we completed a private placement transaction with a group of accredited investors. Pursuant to the securities purchase agreement, we issued to the investors, or their designees, 3.8% senior secured convertible notes in the aggregate principal amount of $9,554,140, convertible into shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock at an exercise price of $4.80 per share. The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date. For details regarding the Purchase Agreement and the related transaction documents, see our Current Report on Form 8-K filed on June 5, 2009 and the exhibits thereto.

  As compensation for its services, Opco, our placement agent in the transaction will receive a cash fee equal to 6.1% of the gross proceeds received from the sale of the Securities. Opco will also receive a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the Securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share. Opco also received certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that we are eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. We will have the right to repurchase any shares underlying Opco's warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares.

  In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. If we not file the required registration statement in a timely manner, or if we fail to file pre-effective amendment to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then the investors have the right, by providing four weeks' written notice to require us, to redeem all or a portion of the notes held by them at a redemption price, payable in cash, equal to the outstanding principal amount of the note, plus an amount equal to two years of interest payments (compounded semi-annually) on such principal amount, less any amount of interest actually and previously paid on such outstanding principal amount. An aggregate of 700,000 shares of common stock issued to the selling stockholders, 126,569 shares of our common stock issuable upon conversion of the convertible notes and 526,478 shares issuable upon exercise of the warrants issued in connection with the 2009 private placement are being registered herein.

  For more information regarding the June 2009 private placement transaction see our disclosure herein under “Liquidity and Capital Resources – Financing Activities” and under “Selling Stockholders.”

  The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. The investors agreed, pursuant to the terms and conditions of the securities purchase agreement, as applicable, that (a) they had access to all of the Company's information pertaining to the investment and were provided with the opportunity to ask questions and receive answers regarding the offering, (b) they acquired the securities, as applicable, for their own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) they will not sell or otherwise transfer the securities, as applicable, unless in compliance with state and federal securities laws. Each of the investors represented, pursuant to the terms and conditions of the Purchase Agreement, that they are accredited investors as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the Securities.

  Item 16. Exhibits and Financial Statement Schedules

  The following exhibits are included as part of this Form S-1.

Exhibit
No.	Description
2.1	Share Exchange Agreement between the Company, Logic Express Limited and the selling stockholders signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
3.2	Amended and Restated By-Laws, adopted on March 31, 2009 (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Company on March 31, 2009).
4.1	Securities Purchase Agreement between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd., and the selling stockholders and investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.2	Registration Rights Agreement, between the Company and certain investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.4	Lane Warrant, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.5	Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.6	Escrow Agreement, between the Company, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.7	Amendment No. 1 to the Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.7 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

Exhibit
No.	Description
4.8	Amendment No. 2 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.9	Amendment No. 3 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.9 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.10	Amendment No. 4 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.10 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.11	Amendment No. 1 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.11 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.12	Amendment No. 2 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.12 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.13	Amendment No. 3 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.13 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.14	Amendment No. 4 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.14 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.15	Amendment No. 5 to Securities Purchase Agreement, between the Company and investors signatory thereto, dated as of August 20, 2007 (incorporated by reference to Exhibit 4.15 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.16	Form of Registration Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current
Report on Form 8-K filed by the Company on June 5, 2009).
4.17	Form of 3.8% Convertible Senior Secured Note due 2011(incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
4.18	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP
10.1	China Biologic Products, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.2	Form of Stock Option Award Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.3	Group Secondment Agreement, dated October 28, 2002, between Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute (English Translation) (incorporated by reference to Exhibit 10.1 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.4	Amended and Restated Joint Venture Agreement, between Logic Express Limited and the Shandong Institute, dated as of March 12, 2006 (English Translation) (incorporated by reference to Exhibit 10.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

Exhibit
No.	Description
10.5	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (English Translation) (incorporated by reference to Exhibit 10.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.6	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qihei Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.7	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.8	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.9	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qi He An Tai Plasma Collection Co., Ltd., dated as of January 2, 1007 (English Translation) (incorporated by reference to Exhibit 10.9 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.10	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xia Jin An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.10 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.11	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Zhang Qiu An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.11 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.12	Asset Purchase Agreement, between Zhang Qiu An Tai Plasma Collection Co., Ltd. and Zhang Qiu Plasma Collection Station, dated as of December 31, 2006 (English Translation) (incorporated by reference to Exhibit 10.12 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.13	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of April 24, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.14	Asset Purchase Agreement, between Qi He An Tai Plasma Collection Co., Ltd. and Qi He County Plasma Collection Station, dated as of November 9, 2006 (English Translation) (incorporated by reference to Exhibit 10.14 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.15	Asset Purchase Agreement, between Xia Jin An Tai Plasma Collection Co., Ltd. and Xia Jin County Plasma Collection Station, dated as of October 20, 2006 (English Translation) (incorporated by reference to Exhibit 10.15 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.16	Asset Purchase Agreement, between Liao Cheng An Tai Plasma Collection Co., Ltd. and Yang Gu County Plasma Collection Station, dated as of November 3, 2006 (English Translation) (incorporated by reference to Exhibit 10.16 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.17	Asset Purchase Agreement, between Fang Cheng Plasma Collection Co., Ltd. and Fang Cheng Plasma Company, dated as of April 30, 2007 (English Translation) (incorporated by reference to Exhibit 10.21 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.18	Asset Purchase Agreement, between He Ze An Tai Plasma Collection Co., Ltd and Yun Cheng County Plasma Collection Station, dated as of December 15, 2006 (English Translation) (incorporated by reference to Exhibit 10.22 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.19	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Liao Cheng Tiantan Plasma Collection Co. Ltd., dated as of November 1, 2007 (English Translation) (incorporated by reference to Exhibit 10.23 of the registration statement on Form SB-2/A, filed by the Company on December 28, 2007)

Exhibit
No.	Description
10.20	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan
Autonomous County Plasma Collection Station, dated as of August 5, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.21	Equity Transfer Agreement, dated September 26, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd. and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 2, 2008)
10.22	Supplemental Agreement, dated November 3, 2008, among Logic Express Limited, Fan Shaowen, as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on November 7, 2008)
10.23	Second Supplemental Agreement, dated November 14, 2008, among Logic Express Limited, Fan Shaowen as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.3 of the current report of Form 8- K, filed by the Company on November 20, 2008)
10.24	Amended Equity Transfer Agreement, dated December 12, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd., and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.4 of the current report of Form 8-K, filed by the Company on December 18, 2008)
10.25	Equity Transfer Agreement, between Shandong Taibang Biological Products Co., Ltd. and Mr. Fan Qingchun, dated October 10, 2008 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.26	Joint Venture and Cooperation Agreement between Mr. Fan Qingchun, Shandong Taibang Biological Products Co., Ltd. and Shaanxi Power Construction Corporation, dated September 12, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.27	Agreement on Equity Transfer, Acquisition, Joint Venture and Cooperation, among Shandong Taibang Biological Products Co., Ltd., Shaanxi Power Construction Corporation and Mr. Fan Qingchun, dated September 12, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.28	(Shareholder) Agreement among Shandong Taibang Biological Products Co., Ltd., Logic Express Limited and Biological Institute, dated September 12, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.29	Trademark Licensing Agreement, dated as of February 27, 2007 (English Translation) (incorporated by reference to Exhibit 10.17 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.30	Loan Agreement, dated as of November 30, 2006, among Shandong Taibang and the Shandong Institute and Logic Express (English Translation) (incorporated by reference to Exhibit 10.18 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.31	Supplementary Agreement, dated as of September 1, 2007, among Shandong Taibang Biological Products Co., Ltd., the Shandong Institute and Logic Express Limited (English Translation) (incorporated by reference to Exhibit 10.19 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.32	Form of Bank of Communications Loan Contract, among Shandong Taibang and the Tai'an Branch of the Bank of Communications (English Translation) (incorporated by reference to Exhibit 10.20 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.33	China Bank of Communications Loan Contract, dated October 28, 2008, between Shandong Taibang Biological Products Co. Ltd. and Bank of Communications, Tai'an Branch (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on November 3, 2008)
10.34	Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009 (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on January 13, 2009)

Exhibit
No.	Description
10.35	Consulting Agreement, between Stanley Wong and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.36	Employment Agreement, between Y. Tristan Kuo and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.37	Employment Agreement, between Chao Ming Zhao and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.38	Form of Director's Employment Agreement of China Biologic (incorporated by reference to Exhibit 10.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.39	Form of Independent Director Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on July 30, 2008)
10.40	Form of Indemnity Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on July 30, 2008)
10.41	Form of Securities Purchase Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.42	Form of Guarantee and Pledge Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.43	Form of Indemnification Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.44	English Translation of the Equity Transfer and Entrustment Agreement, dated April 6, 2009, among Logic Express, Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute of Biological Products (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on April 13, 2009).
14	Code of Ethics (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB, filed by the Company on March 28, 2008)
21	Subsidiaries of China Biologic Products, Inc. (Incorporated by reference to Exhibit 21 to the registrant's quarterly report on Form 10-Q filed on May 15, 2009)
23.1*	Consent of Frazer Frost, LLP
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP, included in Exhibit 5.
24*	Power of Attorney (included on the signature page of this registration statement).

  _________________________
  * Filed herewith

  Item 17. Undertakings

  (A) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  (a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

  (b) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

  (c) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tai'an City, Shandong Province, China, on the 9th day of December, 2010.

  CHINA BIOLOGIC PRODUCTS, INC.

  By: /s/ Chao Ming Zhao
  Chao Ming Zhao
  Chief Executive Officer (Principal Executive Officer)

  By: /s/ Y. Tristan Kuo
  Y. Tristan Kuo
  Chief Financial Officer (Principal Financial and Accounting
  Officer)

  POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Chao Ming Zhao and Y. Tristan Kuo, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Siu Ling Chan	Chairwoman of the Board	December 9, 2010
Siu Ling Chan

/s/ Stanley Lau	President	December 9, 2010
Stanley Lau

/s/ Chao Ming Zhao	Chief Executive Officer	December 9, 2010
Chao Ming Zhao	(Principal Executive Officer)

/s/ Yu-Yun Tristan Kuo	Chief Financial Officer	December 9, 2010
Yu-Yun Tristan Kuo	(Principal Financial and Accounting Officer)

/s/ Lin Ling Li	Director	December 9, 2010
Lin Ling Li

/s/ Sean Shao	Director	December 9, 2010
Sean Shao

/s/ Tong Jun Lin	Director	December 9, 2010
Tong Jun Lin

/s/ Xiangmin Cui	Director	December 9, 2010
Xiangmin Cui

Exhibit
No.	Description
2.1	Share Exchange Agreement between the Company, Logic Express Limited and the selling stockholders signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
3.2	Amended and Restated By-Laws, adopted on March 31, 2009 (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Company on March 31, 2009).
4.1	Securities Purchase Agreement between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd., and the selling stockholders and investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.2	Registration Rights Agreement, between the Company and certain investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.4	Lane Warrant, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.5	Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.6	Escrow Agreement, between the Company, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.7	Amendment No. 1 to the Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.7 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.8	Amendment No. 2 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.9	Amendment No. 3 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.9 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.10	Amendment No. 4 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.10 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.11	Amendment No. 1 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.11 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.12	Amendment No. 2 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.12 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.13	Amendment No. 3 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.13 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.14	Amendment No. 4 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.14 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.15	Amendment No. 5 to Securities Purchase Agreement, between the Company and investors signatory thereto, dated as of August 20, 2007 (incorporated by reference to Exhibit 4.15 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
4.16	Form of Registration Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current
Report on Form 8-K filed by the Company on June 5, 2009).
4.17	Form of 3.8% Convertible Senior Secured Note due 2011(incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
4.18	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP
10.1	China Biologic Products, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.2	Form of Stock Option Award Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.3	Group Secondment Agreement, dated October 28, 2002, between Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute (English Translation) (incorporated by reference to Exhibit 10.1 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.4	Amended and Restated Joint Venture Agreement, between Logic Express Limited and the Shandong Institute, dated as of March 12, 2006 (English Translation) (incorporated by reference to Exhibit 10.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

Exhibit
No.	Description
10.5	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (English Translation) (incorporated by reference to Exhibit 10.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.6	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qihei Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.7	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.8	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.9	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qi He An Tai Plasma Collection Co., Ltd., dated as of January 2, 1007 (English Translation) (incorporated by reference to Exhibit 10.9 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.10	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xia Jin An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.10 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.11	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Zhang Qiu An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.11 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.12	Asset Purchase Agreement, between Zhang Qiu An Tai Plasma Collection Co., Ltd. and Zhang Qiu Plasma Collection Station, dated as of December 31, 2006 (English Translation) (incorporated by reference to Exhibit 10.12 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.13	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of April 24, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.14	Asset Purchase Agreement, between Qi He An Tai Plasma Collection Co., Ltd. and Qi He County Plasma Collection Station, dated as of November 9, 2006 (English Translation) (incorporated by reference to Exhibit 10.14 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.15	Asset Purchase Agreement, between Xia Jin An Tai Plasma Collection Co., Ltd. and Xia Jin County Plasma Collection Station, dated as of October 20, 2006 (English Translation) (incorporated by reference to Exhibit 10.15 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.16	Asset Purchase Agreement, between Liao Cheng An Tai Plasma Collection Co., Ltd. and Yang Gu County Plasma Collection Station, dated as of November 3, 2006 (English Translation) (incorporated by reference to Exhibit 10.16 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.17	Asset Purchase Agreement, between Fang Cheng Plasma Collection Co., Ltd. and Fang Cheng Plasma Company, dated as of April 30, 2007 (English Translation) (incorporated by reference to Exhibit 10.21 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.18	Asset Purchase Agreement, between He Ze An Tai Plasma Collection Co., Ltd and Yun Cheng County Plasma Collection Station, dated as of December 15, 2006 (English Translation) (incorporated by reference to Exhibit 10.22 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.19	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Liao Cheng Tiantan Plasma Collection Co. Ltd., dated as of November 1, 2007 (English Translation) (incorporated by reference to Exhibit 10.23 of the registration statement on Form SB-2/A, filed by the Company on December 28, 2007)

Exhibit
No.	Description
10.20	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan
Autonomous County Plasma Collection Station, dated as of August 5, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.21	Equity Transfer Agreement, dated September 26, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd. and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 2, 2008)
10.22	Supplemental Agreement, dated November 3, 2008, among Logic Express Limited, Fan Shaowen, as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on November 7, 2008)
10.23	Second Supplemental Agreement, dated November 14, 2008, among Logic Express Limited, Fan Shaowen as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.3 of the current report of Form 8- K, filed by the Company on November 20, 2008)
10.24	Amended Equity Transfer Agreement, dated December 12, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd., and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.4 of the current report of Form 8-K, filed by the Company on December 18, 2008)
10.25	Equity Transfer Agreement, between Shandong Taibang Biological Products Co., Ltd. and Mr. Fan Qingchun, dated October 10, 2008 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.26	Joint Venture and Cooperation Agreement between Mr. Fan Qingchun, Shandong Taibang Biological Products Co., Ltd. and Shaanxi Power Construction Corporation, dated September 12, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.27	Agreement on Equity Transfer, Acquisition, Joint Venture and Cooperation, among Shandong Taibang Biological Products Co., Ltd., Shaanxi Power Construction Corporation and Mr. Fan Qingchun, dated September 12, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.28	(Shareholder) Agreement among Shandong Taibang Biological Products Co., Ltd., Logic Express Limited and Biological Institute, dated September 12, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on October 16, 2008)
10.29	Trademark Licensing Agreement, dated as of February 27, 2007 (English Translation) (incorporated by reference to Exhibit 10.17 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.30	Loan Agreement, dated as of November 30, 2006, among Shandong Taibang and the Shandong Institute and Logic Express (English Translation) (incorporated by reference to Exhibit 10.18 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.31	Supplementary Agreement, dated as of September 1, 2007, among Shandong Taibang Biological Products Co., Ltd., the Shandong Institute and Logic Express Limited (English Translation) (incorporated by reference to Exhibit 10.19 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.32	Form of Bank of Communications Loan Contract, among Shandong Taibang and the Tai'an Branch of the Bank of Communications (English Translation) (incorporated by reference to Exhibit 10.20 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)
10.33	China Bank of Communications Loan Contract, dated October 28, 2008, between Shandong Taibang Biological Products Co. Ltd. and Bank of Communications, Tai'an Branch (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on November 3, 2008)
10.34	Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009 (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on January 13, 2009)

Exhibit
No.	Description
10.35	Consulting Agreement, between Stanley Wong and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.36	Employment Agreement, between Y. Tristan Kuo and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.37	Employment Agreement, between Chao Ming Zhao and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on May 13, 2008)
10.38	Form of Director's Employment Agreement of China Biologic (incorporated by reference to Exhibit 10.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)
10.39	Form of Independent Director Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on July 30, 2008)
10.40	Form of Indemnity Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on July 30, 2008)
10.41	Form of Securities Purchase Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.42	Form of Guarantee and Pledge Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.43	Form of Indemnification Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).
10.44	English Translation of the Equity Transfer and Entrustment Agreement, dated April 6, 2009, among Logic Express, Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute of Biological Products (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on April 13, 2009).
14	Code of Ethics (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB, filed by the Company on March 28, 2008)
21	Subsidiaries of China Biologic Products, Inc. (Incorporated by reference to Exhibit 21 to the registrant's quarterly report on Form 10-Q filed on May 15, 2009)
23.1*	Consent of Frazer Frost, LLP
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP, included in Exhibit 5.
24*	Power of Attorney (included on the signature page of this registration statement).

  _________________________
  * Filed herewith